Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

Covetrus, Inc.
Portland, Maine
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-229557) of Covetrus, Inc. of our report dated March 1, 2021, relating to the consolidated and combined financial statements, and the effectiveness of Covetrus, Inc.'s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Covetrus, Inc.'s internal control over financial reporting as of December 31, 2020.
/s/ BDO USA, LLP
BDO USA, LLP

Boston, MA
March 1, 2021